Exhibit 99.1

VENTION ADVANCED TECHNOLOGIES BUSINESS

Combined Financial Statements and

Report of Independent Certified Public Accountants

VENTION ADVANCED TECHNOLOGIES BUSINESS

(A CARVE-OUT BUSINESS OF VENTION MEDICAL HOLDINGS, INC.)

As of and for the fiscal year ended June 30, 2016 and

As of December 31, 2016 and for the six months ended December 31, 2016 and 2015 (unaudited)

VENTION ADVANCED TECHNOLOGIES BUSINESS

TABLE OF CONTENTS

Page
Report of Independent Certified Public Accountants	3-4

Index to the Combined Financial Statements

Combined Balance Sheet at June 30, 2016 and December 31, 2016 (unaudited)	5

Combined Statements of Operations for the fiscal year ended June 30, 2016 and for the six months ended December 31, 2016 and 2015 (unaudited)	6

Combined Statements of Comprehensive (Loss) Income for the fiscal year ended June 30, 2016 and for the six months ended December 31, 2016 and 2015 (unaudited)	7

Combined Statements of Stockholders’ Equity, Mezzanine Equity and Net Parent Investment for the fiscal year ended June 30, 2016 and for the six months ended December 31, 2016 (unaudited)	8-9

Combined Statements of Cash Flows for the fiscal year ended June 30, 2016 and for the six months ended December 31, 2016 and 2015 (unaudited)	10

Notes to Combined Financial Statements	11-38

VENTION ADVANCED TECHNOLOGIES BUSINESS

AUDITOR’S REPORT

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	Grant Thornton LLP 186 Wood Ave S. 4th Floor Iselin, NJ 08830 T 732.516.5500 F 732.516.5502 www.GrantThornton.com

Board of Directors

Vention Advanced Technologies Business

We have audited the accompanying combined financial statements of Vention Advanced Technologies Business (a carve-out of Vention Holdings, Inc.), which comprise the combined balance sheet as of June 30, 2016, and the related combined statements of operations, comprehensive (loss) income, stockholders’ equity, mezzanine equity and net parent investment, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

VENTION ADVANCED TECHNOLOGIES BUSINESS

AUDITOR’S REPORT

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Vention Advance Technologies Business as of June 30, 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Iselin, New Jersey

June 8, 2017

VENTION ADVANCED TECHNOLOGIES BUSINESS

COMBINED BALANCE SHEETS

	June 30,	December 31,
	2016	2016
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,126,452	$4,484,220
Accounts receivable, net of allowance for doubtful accounts	17,860,787	20,070,842
Accounts receivable—related parties	556,833	1,406,361
Inventories, net	9,677,459	12,924,866
Prepaid expenses and other current assets	1,233,932	2,632,667

Total current assets	34,455,463	41,518,956
Property, plant and equipment, net	26,493,423	29,260,680
Goodwill	77,600,962	80,435,219
Intangible assets	59,320,402	77,932,169
Deferred financing costs, net	1,470,550	1,424,459
Other assets	67,668	67,643

Total assets	$199,408,468	$230,639,126

LIABILITIES, STOCKHOLDERS’ EQUITY, MEZZANINE EQUITY AND NET PARENT INVESTMENT
CURRENT LIABILITIES
Accounts payable	$2,991,781	$3,570,028
Accounts payable—related parties	197,401	352,180
Accrued liabilities	8,901,009	16,006,412
Current portion of long-term debt	1,542,855	1,366,630
Deferred project billings	2,132,493	2,669,528

Total current liabilities	15,765,539	23,964,778
Deferred income tax liabilities	8,590,258	6,411,117
Long-term debt, net of current portion	111,362,770	132,844,231
Share-based compensation liability	8,195,020	27,275,534

Total liabilities	143,913,587	190,495,660

Commitments and contingencies (Note 13)
MEZZANINE EQUITY
Series A-1 redeemable preferred stock, $0.001 par value. Issued and outstanding 621,938 shares at June 30, 2016 and December 31, 2016 (unaudited)	59,021,916	59,021,916
Series A-2 redeemable preferred stock, $0.001 par value. Issued and outstanding 482,435 shares at June 30, 2016 and December 31, 2016 (unaudited)	48,132,540	48,132,540
Series A-3 redeemable preferred stock, $0.001 par value. Issued and outstanding 474,996 shares at June 30, 2016 and December 31, 2016 (unaudited)	52,658,057	52,658,057
Series A-4 redeemable preferred stock, $0.001 par value. Issued and outstanding 16,907 shares at June 30, 2016 and December 31, 2016 (unaudited)	2,127,614	2,127,614
Series A-5 redeemable preferred stock, $0.001 par value. Issued and outstanding 15,204 shares at June 30, 2016 and December 31, 2016 (unaudited)	1,963,445	1,963,445

Total mezzanine equity	163,903,572	163,903,572

STOCKHOLDERS’ EQUITY AND NET PARENT INVESTMENT
Common stock, $0.001 par value. Issued and outstanding 1,632,896 and 1,634,496 shares at June 30, 2016 and December 31, 2016 (unaudited), respectively	1,633	1,635
Preferred stock net of preferred dividends	—	—
Series B-1 contingent preferred stock, $0.001 par value. Issued and outstanding 129,865 and 142,246 shares at June 30, 2016 and at December 31, 2016 (unaudited), respectively	12,987	14,225
Series C-1 contingent preferred stock, $0.001 par value. Issued and outstanding 39,500 shares at June 30, 2016 and December 31, 2016 (unaudited)	3,950,000	3,950,000
Net parent investment	(105,343,190)	(118,713,712)
Accumulated other comprehensive loss	(7,030,121)	(9,012,254)

Total stockholders’ equity and net parent investment	(108,408,691)	(123,760,106)

Total liabilities, stockholders’ equity, mezzanine equity and net parent investment	$199,408,468	$230,639,126

VENTION ADVANCED TECHNOLOGIES BUSINESS

COMBINED STATEMENTS OF OPERATIONS

	Fiscal Year Ended	Six Months Ended
	June 30,	December 31,	December 31,
	2016	2016	2015
		(Unaudited)	(Unaudited)
Net sales	$121,494,263	$68,915,380	$55,073,705
Cost of sales	71,433,823	48,032,390	32,198,554

Gross profit	50,060,440	20,882,990	22,875,151
Selling, general and administrative expenses	29,194,466	23,223,879	11,648,855
Amortization expense	7,363,237	3,772,387	3,675,073

Operating Income (loss)	13,502,737	(6,113,276)	7,551,223

Other expense
Other (income), net	(10,351)	(58,780)	(24,003)
Interest expense, net	8,320,486	4,166,810	4,282,109

Total other expense	8,310,135	4,108,030	4,258,106

Income (loss) before income taxes	5,192,602	(10,221,306)	3,293,117
Income tax expense (benefit)	1,635,695	(3,974,497)	1,122,267

Net income (loss)	$3,556,907	$(6,246,809)	$2,170,850

VENTION ADVANCED TECHNOLOGIES BUSINESS

COMBINED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Fiscal Year	6 Months	6 Months
	June 30,	December 31,	December 31,
	2016	2016	2015
		(Unaudited)	(Unaudited)
Net (loss) income	$3,556,907	$(6,246,809)	$2,170,850

Other comprehensive (loss) income, net of tax:
Foreign currency adjustments	57,431	(1,982,133)	(532,150)

Total other comprehensive (loss) income, net of tax	57,431	(1,982,133)	(532,150)

Comprehensive (loss) income	$3,614,338	$(8,228,942)	$1,638,700

VENTION ADVANCED TECHNOLOGIES BUSINESS

COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY, MEZZANINE EQUITY AND NET PARENT INVESTMENT

	Common Stock		Series B-1 Contingent Preferred Stock		Series C-1 Redeemable Preferred Stock		Net Parent	Accumulated Other Comprehensive	Total Stockholders’ Equity and Net
	Shares	Amount	Shares	Amount	Shares	Amount	Investment	Loss	Parent Investment
Balance at June 30, 2015	1,621,571	$1,622	96,774	$9,677	39,500	$3,950,000	$(112,207,407)	$(7,087,552)	$(115,333,660)
Issuance of stock	—	—	33,091	3,310	—	—	—	—	3,310
Issuance of stock—options	12,270	12	—	—	—	—	—	—	12
Repurchase of stock	(945)	(1)	—	—	—	—	—	—	(1)
Transfers to parent, net	—	—	—	—	—	—	3,307,310	—	3,307,310
Currency translation adjustment	—	—	—	—	—	—	—	57,431	57,431
Net income	—	—	—	—	—	—	3,556,907	—	3,556,907

Balance at June 30, 2016	1,632,896	$1,633	129,865	$12,987	39,500	$3,950,000	$(105,343,190)	$(7,030,121)	$(108,408,691)
Issuance of stock	—	—	12,381	1,238	—	—	—	—	1,238
Issuance of stock—options	1,600	2	—	—	—	—	—	—	2
Transfers to parent, net	—	—	—	—	—	—	(7,123,713)	—	(7,123,713)
Currency translation adjustment	—	—	—	—	—	—	—	(1,982,133)	(1,982,133)
Net (loss)	—	—	—	—	—	—	(6,246,809)	—	(6,246,809)

Balance at December 31, 2016 (unaudited)	1,634,496	$1,635	142,246	$14,225	39,500	$3,950,000	$(118,713,712)	$(9,012,254)	$(123,760,106)

VENTION ADVANCED TECHNOLOGIES BUSINESS

COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY, MEZZANINE EQUITY AND NET PARENT INVESTMENT

	Series A-1		Series A-2		Series A-3		Series A-4		Series A-5
	Redeemable Preferred Stock		Redeemable Preferred Stock		Redeemable Preferred Stock		Redeemable Preferred Stock		Redeemable Preferred Stock		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Mezzanine Equity
Balance at June 30, 2015	621,938	$59,021,916	482,435	$48,132,540	474,996	$52,658,057	16,907	$2,127,614	15,204	$1,963,445	$163,903,572
Issuance of stock	—	—	—	—	—	—	—	—	—	—	—
Issuance of stock—options	—	—	—	—	—	—	—	—	—	—	—
Repurchase of stock	—	—	—	—	—	—	—	—	—	—	—
Transfers to parent, net	—	—	—	—	—	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—

Balance at June 30, 2016	621,938	$59,021,916	482,435	$48,132,540	474,996	$52,658,057	16,907	$2,127,614	15,204	$1,963,445	$163,903,572
Issuance of stock	—	—	—	—	—	—	—	—	—	—	—
Issuance of stock—options	—	—	—	—	—	—	—	—	—	—	—
Transfers to parent, net	—	—	—	—	—	—	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2016 (unaudited)	621,938	$59,021,916	482,435	$48,132,540	474,996	$52,658,057	16,907	$2,127,614	15,204	$1,963,445	$163,903,572

VENTION ADVANCED TECHNOLOGIES BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended	Six Months Ended
	June 30,	December 31,	December 31,
	2016	2016	2015
		(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income (loss)	$3,556,907	$(6,246,809)	$2,170,850
Depreciation	4,613,195	2,418,983	2,185,428
Amortization of identified intangibles	7,363,237	3,772,387	3,675,073
Amortization of deferred financing costs	598,749	46,091	300,130
Bad debt expense	256,254	90,000	—
Share-based compensation expense	4,241,845	15,507,487	827,103
Deferred income taxes	(1,763,298)	(4,205,527)	(951,357)
Other non-cash items	1,421,668	4,610,767	782,153
Changes in operating assets and liabilities:
Accounts receivable net of allowances	(1,733,875)	(1,066,114)	782,491
Accounts receivable - related parties	4,542,165	(849,528)	1,207,186
Inventories, net	(1,093,921)	(2,555,599)	(666,845)
Prepaid expenses and other current assets	(305,957)	(1,238,444)	(264,602)
Deferred project billings	428,659	537,035	186,482
Other assets	(12,220)	26	(12,006)
Accounts payable	(342,820)	110,829	(1,441,567)
Accrued liabilities	2,006,405	449,872	4,878,155
Accounts payable - related parties	(11,114,507)	154,779	(3,826,205)

Net cash provided by operating activities	12,662,486	11,536,235	9,832,469

INVESTING ACTIVITIES
Capital expenditures	(6,614,444)	(4,304,182)	(3,823,548)
Business acquisition, net of cash acquired	—	(20,152,372)	—

Net cash used in investing activities	(6,614,444)	(24,456,554)	(3,823,548)

FINANCING ACTIVITIES
Borrowings under revolving loan	17,000,000	16,000,000	6,000,000
Repayments of revolving loan	(27,000,000)	(16,000,000)	(12,000,000)
Repayment of long-term debt	(1,146,250)	21,305,236	(573,125)
Net transfer (to) from parent	3,307,310	(7,123,713)	1,757,072
Issuance of preferred stock	3,310	1,238	1,411
Issuance of common stock	12	2	11
Repurchase of stock	(1)	—	—

Net cash (used in) provided by financing activities	(7,835,619)	14,182,763	(4,814,631)

Effect of exchange rates changes on cash and cash equivalents	56,763	(1,904,676)	(538,842)

Increase (decrease) in cash and cash equivalents	(1,730,814)	(642,232)	655,448
Cash and cash equivalents - beginning of period	6,857,266	5,126,452	6,857,266

Cash and cash equivalents - end of period	$5,126,452	$4,484,220	$7,512,714

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$7,722,618	$3,859,142	$3,981,980
Income taxes	$85,350	$81,000	$37,450
Noncash transactions:
Contingent consideration for Lithotech Medical, Ltd.	$—	$5,448,000	$—

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying combined financial statements present the combined assets, liabilities, changes in stockholders’ equity and net parent investment, revenues, expenses and cash flows of Vention Medical Holdings, Inc. excluding Vention Medical, Inc. and its subsidiaries Vention Medical Puerto Rico and Vention Medical Costa Rica (collectively, the Device Manufacturing Services business or “Vention DMS”), which reflects the business activities acquired by Nordson Corporation (“Nordson”) (collectively, the “Vention Advanced Technologies Business” or “AT Business”) from the shareholders of Vention Medical Holdings, Inc. (“Parent” or “Vention”).

Description of the AT Business

The AT Business provides contract manufacturing, engineering, and design services to healthcare customers located within the United States and internationally. The AT Business’s components and technologies operating segment (“Advanced Components”), located in Salem, New Hampshire; Chattanooga, Tennessee; and Boyle, Ireland, is well-known throughout the medical device industry for developing innovative polymer products and technologies, including the world’s thinnest, smallest and strongest heat shrink tubing and complex compliant, polyimide tubing, braided catheter shafts, medical balloons, and custom extrusions. The Advanced Components business is capable of both high and low volume manufacturing, and has stock heat shrink tubing and medical balloons. The AT Business’s design and development operating segment (“D&D”), located in Marlborough, Massachusetts; Boulder, Colorado; Sunnyvale, California; Minneapolis, Minnesota; and Rosh Ha’Ayin, Israel brings a wealth of experience taking customers from concept to clinical – partnering to create and produce complex, innovative medical devices. The design and development team works in a broad range of clinical applications and has the background to create complex devices from a diverse arena of materials and components.

As of the fiscal year ended June 30, 2016 and for the six months ended December 31, 2016, four private equity funds affiliated with KRG Capital Management L.P., (“KRG”) owned approximately 68% of the preferred and common stock of the Parent. The remainder of the Parent is owned by management, directors and certain other investors.

Acquisition by Nordson

On February 20, 2017, Vention entered into an agreement and plan of merger (the “Merger Agreement”) with Nordson, through which Nordson agreed to purchase, subject to the terms and conditions of the Merger Agreement, the AT Business for an aggregate purchase price of $716.5 million in cash, subject to certain adjustments (including a customary working capital adjustment). The merger was completed on March 31, 2017.

Reorganization by Vention

In conjunction with the merger, on March 30, 2017, one day before the effective date of the merger, Vention entered into an arrangement with MedPlast Inc. (“MedPlast”) to contribute to MedPlast certain

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

subsidiaries that represent those which are not part of the AT Business acquired by Nordson (the “MedPlast Transaction”).

Basis of Presentation

The AT Business has not historically constituted a separate legal group and stand-alone financial statements have not previously been prepared for the AT Business. These carve-out combined financial statements have been prepared on a standalone basis derived from the financial statements and related accounting records of Vention, and have been prepared specifically for the purpose of facilitating the purchase of the AT Business by Nordson, as discussed above. The accompanying carve-out financial statements reflect the historical results of operations, financial position, and cash flows of the AT Business as they were historically managed, and are presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”).

Unaudited Interim Combined Financial Statements

The interim carve-out combined financial statements as of and for the six months ended December 31, 2016 and for the six months ended December 31, 2015 and corresponding interim disclosures in the notes to the combined carve-out financial statements are unaudited; however, in the opinion of management, they contain all of the adjustments considered necessary to present fairly the results of operations, financial position, and cash flows for the periods presented in conformity with U.S. GAAP applicable to interim periods.

Principles of Combination

The carve-out balance sheet reflects those assets and liabilities that represent elements of the historical financial position of the AT Business as well as assets and liabilities retained by the AT Business as a consequence of the Merger Agreement and MedPlast Transaction. The AT Business includes the Vention Medical Holdings, Inc. legal entity, which has outstanding common and preferred stock. As such, the common stock and preferred stock accounts are presented in the stockholders’ equity and net parent investment section of the balance sheet. The net parent investment account represents the AT Business’s cumulative earnings (loss) as adjusted for cash distributions to and cash contributions from the Parent.

The cash held by the Parent was specifically identifiable to the AT Business and therefore was attributed to the AT Business. Certain third-party debt (and its associated deferred financing cost and interest expense) held by the Parent has been attributed to the AT Business. Refer to Note 7 for more details.

Intercompany transactions with Vention that have a history of settlement were reinstated and reflected in the carve-out balance sheet as related-party receivables and payables. All other intercompany transactions are considered to be effectively settled for cash at the time of the transaction and reflected in the carve-out balance sheet within net parent investment and the carve-out cash flow statement as a financing activity in the same period as reported by the Parent.

The carve-out financial statements reflect allocations of direct and indirect expenses related to certain support functions that are provided on a centralized basis by Vention. These expenses have been allocated to the AT Business on the basis of direct usage when identifiable, with others allocated based on relevant

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

criteria. Management believes the assumptions underlying the carve-out financial statements, including the assumptions regarding allocation of expenses, are reasonable. Nevertheless, the carve-out financial statements may not include all of the actual expenses that would have been incurred by the AT Business and may not reflect the AT Business’s financial position, results of operations and cash flows that would have been reported if the AT Business had been a stand-alone entity during the period presented. A discussion of the relationship with Vention DMS, including a description of the costs allocated to the Business, is included in Note 14.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The AT Business considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The AT Business maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Allowance for doubtful accounts at June 30, 2016 and December 31, 2016 was $1,544 and $79,648 (unaudited), respectively.

Bad debt expense for the fiscal year ended June 30, 2016 and for the six months ended December 31, 2016 and 2015 was $256,254, $90,000 (unaudited), and $0 (unaudited), respectively. The AT Business does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories are valued at the lower of cost (determined by means of the first-in, first-out method) or market. Where appropriate, standard cost systems are utilized for purposes of determining cost; the standards are adjusted as necessary to ensure they approximate actual costs. Estimates of lower of cost or market are determined and are based upon current economic conditions, historical sales quantities and patterns and, in some cases, the specific risk of loss on specifically identified inventories.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation of the equipment is calculated over its estimated useful life, using the straight-line method, as follows: 40 years for buildings and building improvements, 7-10 years for machinery and equipment, 7 years for furniture and fixtures, 5 years for office equipment, and 3-5 years for computers and automotive equipment. Leasehold improvements are amortized over the shorter of the estimated useful life or the

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

remaining lease term.

Major additions and betterments are capitalized, while maintenance and repairs, which do not improve or extend the life of the respective asset, are expensed in the year incurred. When property is disposed of, the asset and related accumulated depreciation or amortization are removed from the accounts. Any resulting gain or loss is reflected in the combined statements of operations.

Valuation of Long-lived Assets

Long-lived assets, such as plant and equipment, and acquired intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the AT Business first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. For the fiscal year ended June 30, 2016 and the six months ended December 31, 2016 and 2015, no impairment expense was recorded.

Goodwill and Indefinite-lived Intangibles

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a business combination. Goodwill and intangible assets with indefinite useful lives are reviewed for impairment at least annually or when a triggering event occurs. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. For the fiscal year ended June 30, 2016 and the six months ended December 31, 2016 and 2015, no goodwill impairment events were identified.

Revenue Recognition

The AT Business recognizes revenue when persuasive evidence of the arrangement exists, products are shipped and the risks and rewards of ownership have transferred to the customer, the sales price is fixed and determinable, and the collectability of revenue is reasonably assured. The AT Business also generates revenues from device design, development, and engineering services. These revenues are recognized as services are performed.

Indirect taxes, including sales and use tax amounts, value added tax and goods and service tax amounts, collected from clients have been recorded on a net basis. All sales taxes collected from the clients are remitted to proper governmental authorities as statutorily required.

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The AT Business recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The AT Business records interest and penalties related to unrecognized tax benefits in income tax expense.

Use of Estimates

The preparation of combined financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets and intangible assets, goodwill, valuation of deferred tax assets, valuation of inventory, corporate allocations (including share-based compensation), income tax uncertainties, and other contingencies. We can give no assurances that actual results will not differ from those estimates. Although we do not believe that there is a reasonable likelihood that there will be a material change in the future estimate or in the assumptions that we use in calculating the estimate, unforeseen changes in the industry, or business could materially impact the estimate and may have a material adverse effect on our business, financial condition and results of operations.

Allocated Expenses

Amounts were allocated from Vention for costs attributable to the operations of the AT Business. The expenses incurred by Vention include costs from certain corporate and shared service functions provided by Vention to the AT Business.

All corporate costs that were specifically identifiable to the AT Business have been allocated to the AT Business and included in the carve-out statement of operations. Where specific identification of charges to the AT Business was not practicable, a reasonable method of allocation was applied to all remaining general corporate overhead costs. These costs include marketing, share-based compensation, software and IT, health insurance and other overhead expenses such as accounting, legal, and executive management. The allocation methodology for these corporate overhead costs is based on management’s estimate of the proportional level of effort devoted by corporate resources that is attributable to the AT Business. In the opinion of management, the cost allocations have been determined on a reasonable basis and include all the costs of doing business. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors.

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Management does not believe, however, that it is practicable to estimate what the above expenses would have been had the AT Business operated as an independent entity. See Note 14 for a further description of the corporate cost allocations.

Foreign Currency Translation

The combined financial statements of the foreign subsidiaries of the AT Business are measured using the local currency as the functional currency. Assets and liabilities of foreign subsidiaries are translated at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average exchanges rates in effect during the year. Translation adjustments are recorded within accumulated other comprehensive loss, a separate component of equity. Exchange adjustments related to international currency transactions are reflected in the combined statements of operations.

Shipping and Handling

The AT Business recognizes shipping and handling costs as incurred as a component of cost of goods sold in the combined statements of operations.

Self-Insurance

The AT Business is self-insured for certain losses relating to medical and dental claims. The AT Business has stop-loss coverage to limit the exposure arising from these claims. Self-insurance claims filed and claims incurred but not reported are accrued based upon management’s estimates of the claims based upon industry and historical experience. Although management believes it has the ability to reasonably estimate losses related to claims, it is possible that actual results could differ from recorded self-insurance liabilities.

Deferred Financing Costs

Deferred financing costs represent costs incurred in conjunction with debt financing activities and are capitalized in other assets and amortized over the life of the related financing arrangements.

Acquisition Accounting

Acquisitions are accounted for using the acquisition method. The purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. Significant judgment and estimates are used in determining the fair values of the assets acquired and their useful lives. The excess of the purchase price over the fair value of assets and liabilities is assigned to goodwill, which is not amortized for accounting purposes, but is subject to testing for impairment annually and more frequently if certain events occur. If the business combination provides for contingent consideration, the AT Business records the contingent consideration at fair value at the acquisition date with changes in the fair value after the acquisition date affecting earnings if recorded as a liability and affecting equity if recorded as an equity investment. Refer to Note 3 for more details.

Research and Development Expenses

Costs related to research and development are expensed as incurred.

Recently Issued Accounting Standards

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(“ASU”) 2016-09, Stock Compensation: Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 is intended to simplify several aspects of the accounting for share-based payments. The guidance will be effective for fiscal years beginning after December 15, 2016, including interim periods within that year. The AT Business is currently in the process of evaluating the impact of adoption of the ASU on its combined financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize assets and liabilities on their balance sheet related to the rights and obligations created by most leases, while continuing to recognize expenses on their income statements over the lease term. It will also require disclosures designed to give financial statement users information regarding the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted for all entities. The AT Business is currently in the process of evaluating the impact of adoption of the ASU on its combined financial statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. The amendment in this ASU requires that deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent in a classified statement of financial position. The guidance becomes effective for annual reporting periods beginning after December 15, 2017 with early adoption permitted. The AT Business is currently in the process of evaluating the impact of adoption of the ASU on its combined financial statements.

In September 2015, the FASB issued ASU No. 2015-15, Simplifying the Accounting for Measurement-Period Adjustments (Topic 805: Business Combinations) which eliminates the requirement to retrospectively account for measurement-period adjustments as part of a business combination and in turn recognize them in the period in which the adjustment was determined. ASU 2015-16 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The AT Business is currently in the process of evaluating the impact of adoption of the ASU on its combined financial statements, but does not expect the impact to be material.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Under ASU 2014-19, a company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard implements a five-step process for customer contract revenue recognition that focuses on transfer of control. In August 2015, the FASB issued a standard to delay the effective date by one year. In accordance with this delay, the new standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted, but not before the original effective date of the standard. The AT Business is currently in the process of evaluating the impact of adoption of the ASU on its combined financial statements.

3.	BUSINESS ACQUISITION

Lithotech Medical Ltd.

On December 14, 2016, the AT Business acquired 100% of the outstanding stock of Lithotech Medical,

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Ltd. (“Lithotech”). Lithotech is a manufacturer of nitinol formed urology baskets. The AT Business acquired Lithotech to enhance its portfolio of proprietary component technologies sold to large original equipment manufacturers and emerging device customers. By acquiring Lithotech, the AT Business expects to increase the level of products sold and services provided to existing and new customers.

The closing consideration of $22,000,000 (unaudited) and direct acquisition costs of $1,155,175 (unaudited) were funded through proceeds from the senior term loan (see Note 7) and cash on hand. Acquisition costs were expensed in the six months ended December 31, 2016. Contingent consideration of $5,448,000 (unaudited) was also recorded at fair value as of the acquisition date. The contingent consideration arrangement is based upon the Lithotech business meeting certain revenue targets and is measured in two installments. The first installment is equal to an amount up to $3,000,000 on a pro-rata basis depending on the achievement of certain revenue targets (as subject to a floor) for the trailing twelve months (“TTM”) at December 31, 2016. The second installment is equal to an amount up to $5,500,000 on a pro-rata basis depending on the achievement of certain revenue targets (as subject to a floor, less any amount paid out in the first installment) for the TTM at June 30, 2017. As of December 31, 2016, there were no changes in the recognized amounts or range of outcomes for the contingent consideration recognized as a result of the acquisition of Lithotech. The Lithotech business met the revenue target for the TTM at December 31, 2016 period, and the $3,000,000 payment was made subsequent to December 31, 2016.

The following table summarizes the preliminary fair value of the assets acquired and liabilities assumed at the date of acquisition:

Cash consideration	$22,000,000
Fair value of contingent consideration	5,448,000

Total consideration	27,448,000

Cash	1,847,628
Accounts receivable	1,229,297
Inventory	691,617
Prepaid assets	221,240
Property and equipment	916,993
Intangible assets	23,013,000
Other current liabilities	(1,624,924)
Deferred tax liabilities	(2,090,000)

Net assets acquired	24,204,851

Goodwill	$3,243,149

The fair value of acquired intangible assets consist of patented technology of $10,323,000 (unaudited) with a 20-year useful life, order backlog of $989,000 (unaudited) with a 1-year useful life, and customer relationships of $11,701,000 (unaudited) with a 15-year useful life. A deferred tax liability of $2,090,000 (unaudited) was recognized due to the fair value step-up of tangible assets and the fair value of the recognized intangible assets. The excess of the purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents goodwill.

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

4.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill are as follows:

	June 30, 2016		December 31, 2016
			(Unaudited)
Balance at June 30, 2015	$77,594,176	Balance at June 30, 2016	$77,600,962
Effect of foreign currency translation	6,786	Effect of foreign currency translation	(408,892)

		Acquition of Lithotech	3,243,149

Balance at June 30, 2016	$77,600,962	Balance at December 31, 2016	$80,435,219

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Acquired Intangible Assets

The carrying amounts of other intangible assets are as follows:

	June 30, 2016
	Weighted
	Average	Gross		Net
	Amortization	Carrying	Accumulated	Carrying
	Period	Amount	Amortization	Amount
Tradenames	Indefinite Life	$1,080,000	$—	$1,080,000
Tradenames	0.0 yrs	141,312	141,312	—
Noncompete agreements	0.0 yrs	1,032,624	1,032,624	—
Patented technology	9.0 yrs	700,000	280,000	420,000
Unpatented technology	7.1 yrs	48,343,627	21,873,388	26,470,239
Customer relationships	9.3 yrs	48,068,848	16,718,685	31,350,163

Total		$99,366,411	$40,046,009	$59,320,402

	December 31, 2016
	(Unaudited)
	Weighted
	Average	Gross		Net
	Amortization	Carrying	Accumulated	Carrying
	Period	Amount	Amortization	Amount
Tradenames	Indefinite Life	$1,080,000	$—	$1,080,000
Tradenames	0.0 yrs	139,577	139,577	—
Noncompete agreements	0.0 yrs	1,029,154	1,029,154	—
Patented technology	19.0 yrs	11,023,000	326,921	10,696,079
Unpatented technology	8.3 yrs	48,213,891	23,846,353	24,367,538
Customer relationships	10.0 yrs	59,459,244	18,614,496	40,844,748
Order backlog	1.0 yrs	989,000	45,196	943,804

Total		$121,933,866	$44,001,697	$77,932,169

Included in the net carrying amount is a currency translation adjustment of $16,852 and $(1,029,076) (unaudited) as of June 30, 2016 and December 31, 2016, respectively. Aggregate amortization expense for amortizable intangible assets was $7,363,237, $3,772,387 (unaudited), and $3,675,073 (unaudited) for the year ended June 30, 2016 and the six months ended December 31, 2016 and 2015, respectively.

As of the fiscal year ended June 30, 2016, estimated amortization expense for each of the five succeeding fiscal years and thereafter is as follows:

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Year	Amortization Expense
2017	$8,600,278
2018	9,098,758
2019	8,649,454
2020	8,649,454
2021	8,410,627
Thereafter	51,095,007

Total	$94,503,578

5.	INVENTORIES

Inventories consist of:

	June 30, 2016	December 31, 2016
		(unaudited)
Raw materials	$6,732,339	$9,514,171
Work in process	463,259	615,067
Finished goods	4,165,710	4,297,595

	11,361,308	14,426,833
Reserve	(1,683,849)	(1,501,967)

Total	$9,677,459	$12,924,866

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of:

	June 30, 2016	December 31, 2016
		(Unaudited)
Land	$228,883	$228,883
Building and improvements	5,053,942	4,836,864
Leasehold improvements	4,545,655	5,075,139
Factory and laboratory equipment	23,976,080	26,200,270
Computers	4,932,454	5,199,419
Office and other equipment	1,099,277	1,689,584
Automotive equipment	69,000	37,000
Construction in progress	2,689,174	5,037,414

	42,594,465	48,304,573
Less accumulated depreciation	(16,101,042)	(19,043,893)

	$26,493,423	$29,260,680

Depreciation expense recognized for property, plant and equipment was $4,613,195 for the year ended June 30, 2016, and $2,418,983 (unaudited), and $2,185,428 (unaudited) for the six months ended December 31, 2016 and 2015, respectively.

	Fiscal Year Ended	Six Months Ended
	June 30,	December 31,	December 31,
	2016	2016	2015
		(Unaudited)	(Unaudited)
Cost of sales	$3,509,769	$1,871,299	$1,674,245
Selling, general and administrative expenses	1,103,426	547,684	511,183

Total	$4,613,195	$2,418,983	$2,185,428

7.	DEBT

Vention entered into a credit agreement for a senior term loan and a senior revolving loan (collectively, the “Senior Credit Agreement”) with various financial institutions, as lenders. Vention can borrow up to $195,000,000 under the senior term loan for the purpose of funding acquisitions. Up to $20,000,000 can be borrowed under the senior revolving loan in order to facilitate ongoing working capital needs such as capital expenditures and general corporate purposes. The borrowing limits are subject to certain EBITDA and debt calculations which are defined within the Senior Credit Agreement.

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

The maturity date of both the senior term loan and senior revolving loan is December 31, 2018, but the Senior Credit Agreement allows for prepayment of the outstanding principal amount and all accrued but unpaid interest and fees at Vention’s discretion. The Senior Credit Agreement also requires mandatory prepayments of the senior term loan for (i) net cash proceeds on any disposition(s) in excess of $1,000,000, (ii) the net cash proceeds from certain issuances of equity securities, and (iii) an amount equal to the Excess Cash Flow (“ECF”) Percentage for the year beginning with the fiscal year ended June 30, 2016.

Interest is payable quarterly for the senior term loan and monthly for the senior revolving loans. The interest rate for the senior term loan and amounts drawn down from the senior revolving loan is variable, and Vention can select whether the rate is based on (i) the Prime rate as published in the Wall Street Journal plus a 4.25% spread or (ii) the greater of the London Interbank Offered Rate (LIBOR) plus a 5.25% spread or 6.25%. For the financial statement periods being presented, the senior term loan was interest affected using the LIBOR option, while the senior revolving loan was interest affected using the Prime rate option.

Obligations under the Senior Credit Agreement are collateralized by substantially all of the assets of Vention, now owned or hereafter acquired. The Senior Credit Agreement contains customary covenants that, among other things, require satisfaction of various annual and interim financial tests, and restrict Vention’s ability to incur additional indebtedness, pay cash dividends on common or preferred stock, and purchase or redeem any equity securities. In addition, the Senior Credit Agreement restricts liens on assets. The Senior Credit Agreement also provides for customary events of default, including events that constitute a material adverse effect as defined therein, which may accelerate outstanding amounts under the Senior Credit Agreement. Vention was in compliance with such covenants at June 30, 2016 and December 31, 2016. At June 30, 2016 and December 31, 2016 (unaudited), the maximum amount available for borrowing under the revolving loan was $19,740,000.

Two legal entities within Vention, one of which is included in the AT Business, act as co-obligors on the debt. For purposes of the carve-out financial statements, a portion of the senior term loan (and its associated deferred financing cost and interest expense) was attributed to the AT Business based on the proportion of the balance used to fund historical business acquisitions that are also part of the AT Business. The entire balance of the senior revolving loan (and its associated interest expense) was attributed to the AT Business as one of the co-obligors is within the AT Business, and the use of proceeds were not specifically identifiable to operations outside the AT Business.

Vention’s total long-term debt obligation under the Senior Credit Agreement was $192,075,000 and $212,698,836 (unaudited) at June 30, 2016 and December 31, 2016, respectively. The balance attributed to the AT Business consists of the following:

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

	June 30, 2016	December 31, 2016
		(unaudited)
Senior term loan	$112,905,625	$134,210,861
Senior revolving loan	—	—

Total long-term debt	112,905,625	134,210,861
Less current portion	(1,542,855)	(1,366,630)

Long-term debt, net of current portion	$111,362,770	$132,844,231

For the year ended June 30, 2016, Vention was subject to a mandatory prepayment of $679,894 – $399,656 of which was directly attributable to the AT Business and paid subsequent to year-end.

In conjunction with the terms of the Senior Credit Agreement, Vention incurs an annual administrative fee, as well as a commitment fee of 0.5% on the unused portion of the senior revolving loan – both of which were allocated to the AT Business based on the AT Business’s proportion of Vention’s outstanding balance during each financial statement period.

Loan Maturities

The aggregate maturities subsequent to June 30, 2016 are as follows:

Fiscal Year Ending June 30:
2017	$1,542,855
2018	1,142,182
2019	110,220,588

$112,905,625

Subsequent to the fiscal year ended June 30, 2016, the AT Business drew down an additional $22,277,000 on the senior term loan to facilitate the acquisition of Lithotech as discussed in Note 3.

8.	FAIR VALUE MEASUREMENTS

Authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 -	inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the AT Business has the ability to access at the measurement date.

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Level 2 -	inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 -	inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The AT Business’s financial instruments consist primarily of cash, accounts receivable, accounts receivable-related parties, accounts payable, accounts payable-related parties, accrued liabilities, share-based compensation liability and debt instruments. For accounts receivable, accounts payable and accrued liabilities, the carrying amounts of these financial instruments at June 30, 2016 and December 31, 2016 were considered representative of their fair values due to their short term to maturity. Accounts receivable-related parties and accounts payable-related parties are not indicative of fair value given that they are presumed not to be at arm’s length. The share-based compensation liability is estimated using the Black-Scholes-Merton option pricing model and approximates fair value. The carrying value of the AT Business’s portion of the Senior Credit Agreement was deemed to approximate fair value since the amount under the senior term loan outstanding is a LIBOR-based floating interest rate loan, the AT Business is making required principal and interest payments, and the AT Business is in compliance with the respective debt covenants.

The AT Business did not have any financial instruments classified as Level 3 inputs during fiscal year ended 2016 or for the six month period ended December 31, 2016 and 2015.

9.	STOCKHOLDERS’ EQUITY, MEZZANINE EQUITY AND NET PARENT INVESTMENT

As discussed above, there are outstanding common and preferred shares in Vention Medical Holdings, Inc., which is a legal entity within the AT Business. For purposes of the carve-out financial statements, the share structure has been maintained in the stockholders’ equity and net parent investment section of the balance sheet.

Capital stock consists of 3,000,000 authorized shares of $0.001 par value common stock and 3,000,000 authorized shares of $0.001 par value preferred stock.

At June 30, 2016, there were 1,632,896 shares of common stock, 621,938 shares of Series A-1 Redeemable Preferred Stock, 482,435 shares of Series A-2 Redeemable Preferred Stock, 474,996 shares of Series A-3 Redeemable Preferred Stock, 16,907 shares of Series A-4 Redeemable Preferred Stock, 15,204 shares of Series A-5 Redeemable Preferred Stock, 129,865 shares of Series B-1 Contingent Preferred Stock, and 39,500 shares of Series C-1 Redeemable Preferred Stock outstanding.

At December 31, 2016, there were 1,634,496 shares of common stock, 621,938 shares of Series A-1 Redeemable Preferred Stock, 482,435 shares of Series A-2 Redeemable Preferred Stock, 474,996 shares of Series A-3 Redeemable Preferred Stock, 16,907 shares of Series A-4 Redeemable Preferred Stock, 15,204 shares of Series A-5 Redeemable Preferred Stock, 142,246 shares of Series B-1 Contingent Preferred Stock, and 39,500 shares of Series C-1 Redeemable Preferred Stock outstanding.

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Common Stock

At June 30, 2016, the authorized common stock of 3,000,000 consists of 2,300,000 designated voting common stock and 700,000 designated non-voting common stock. At June 30, 2016, 50,000 shares of voting common stock and 275,000 shares of nonvoting common stock are reserved for issuance under Vention’s 2008 Stock Incentive Plan.

Holders of the voting common shares are entitled to one vote per share on all matters submitted to a vote of stockholders, including election of directors. Upon liquidation, dissolution, or winding up of Vention, whether voluntary or involuntary, all holders of common stock shall be entitled to receive, as a single class, all remaining distributions after full payment or distribution is provided to the Series A-1 Redeemable Preferred Stock, Series A-2 Redeemable Preferred Stock, Series A-3 Redeemable Preferred Stock, Series A-4 Redeemable Preferred Stock, Series A-5 Redeemable Preferred Stock, Series B-1 Contingent Preferred Stock, and Series C-1 Redeemable Preferred Stock.

In the event that any employee stockholder terminates employment for any reason (other than death or disability), Vention may elect (in its sole discretion) to purchase such shares. The purchase price for such shares shall be the greater of the fair value as determined in good faith by the Board of Directors as of the date of termination or the price at which such shares were issued.

Preferred Stock

At June 30, 2016, the authorized preferred shares of 3,000,000 consist of 750,000 designated as Series A-1 Redeemable Preferred, 750,000 as Series A-2 Redeemable Preferred, 600,000 as Series A-3 Redeemable Preferred, 20,000 as Series A-4 Redeemable Preferred, 20,000 as Series A-5 Redeemable Preferred, 350,000 as Series B-1 Contingent Preferred, 39,500 as Series C-1 Redeemable Preferred and 470,500 shares are undesignated. At June 30, 2016, 250,000 shares of Series B-1 Contingent Preferred Stock are reserved for issuance under Vention’s 2008 Stock Incentive Plan.

i)	Series A-1, A-2, A-3, A-4 and A-5 Redeemable Preferred Stock

Except as described below, the Series A-1, A-2, A-3, A-4 and A-5 Redeemable Preferred Stock are generally not entitled to a vote but are entitled to receive cumulative preferred dividends at a rate equal to 8% per year, compounded annually, based on an original issue price of $94.90, $99.77, $110.86, $125.84 and $129.14 per share for the Series A-1, A-2, A-3, A-4 and A-5 Redeemable Preferred Stock, respectively. Such dividends are to be paid in legally available funds if and when declared by the AT Business’s Board of Directors, or upon a liquidity event, as defined. At June 30, 2016, $39,424,650 of undeclared and unpaid dividends had accumulated on Series A-1 shares. At June 30, 2016, $28,101,951 of undeclared and unpaid dividends had accumulated on Series A-2 shares. At June 30, 2016, $22,628,809 of undeclared and unpaid dividends had accumulated on Series A-3 shares. At June 30, 2016, $447,211 of undeclared and unpaid dividends had accumulated on Series A-4 shares. At June 30, 2016, $449,886 of undeclared and unpaid dividends had accumulated on Series A-5 shares. The AT Business has not recorded these amounts as the dividends are contingently payable based on future events.

The holders of a majority of the outstanding Series A-1, A-2, A-3, A-4 and A-5 Redeemable Preferred Stock, voting together as a single class, are necessary to approve or ratify any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws, any increase or

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

decrease in the authorized number of shares of common stock or preferred stock, any dissolution, liquidation, recapitalization, merger or public offering of the AT Business, any change in the size of the Board of Directors of the AT Business, and certain other matters.

Upon any liquidation, dissolution, or winding up of the AT Business, whether voluntary or involuntary, each share of Series A-1, A-2, A-3, A-4 and Series A-5 Redeemable Preferred Stock is entitled to a liquidation value equal to $94.90, $99.77, $110.86, $125.84 and $129.14 per share, respectively, plus all accrued but unpaid dividends (as adjusted for any future stock splits, stock combinations, stock dividends, or similar transactions) regardless of whether or not these amounts have been declared (Liquidation Value). Before any distribution or payment shall be made to the holders of any Series A-1, Series A-2, Series A-3, Series A-4, or Series A-5 Redeemable Preferred Stock, the holders of Series C-1 Redeemable Preferred Stock shall be entitled to be paid out. Shares of Series A-1, Series A-2, Series A-3, Series A-4 and Series A-5 Redeemable Preferred Stock are redeemable at any time at the option of the AT Business’s Board of Directors, closing of a qualified public offering or a significant change in ownership. The redemption price is Liquidation Value. If a change in ownership occurs, holders of at least a majority of the outstanding shares of Series A-1, Series A-2, Series A-3, Series A-4 and Series A-5 Redeemable Preferred Stock may require the AT Business to redeem all or a pro rata portion of these shares at Liquidation Value. The Series A Redeemable Preferred Stock is classified as mezzanine equity in the combined balance sheets as a result of the Series A Redeemable Preferred Stock being redeemable upon the occurrence of events that are outside the control of the issuer. This is due to the fact that the holders of the Series A Redeemable Preferred Stock also control the Board of Directors of Vention, which is the level of governance of the AT Business that votes on the events that can cause a redemption of the Series A Redeemable Preferred Stock. The AT Business has elected not to adjust the carrying value of the Series A Redeemable Preferred Stock subsequent to its initial fair value because it is uncertain whether or when an event would occur that would obligate the AT Business to pay the Liquidation Value to the holders of the Series A Redeemable Preferred Stock. Subsequent adjustments to the carrying values of the Series A Redeemable Preferred Stock would be made only when it becomes probable that a redemption event will occur.

In the event that any employee stockholder terminates employment for any reason (other than death or disability), the AT Business may elect (in its sole discretion) to purchase such shares. The purchase price for such shares shall be the greater of the fair value as determined in good faith by the Board of Directors as of the date of termination or the price at which such shares were issued.

ii)	Series B-1 Contingent Preferred Stock

Shares of Series B-1 Contingent Preferred Stock carry no voting rights. Holders of Series B-1 Contingent Preferred Stock are not entitled to dividends unless dividends are declared and paid on the outstanding shares of nonvoting common stock (including any previously accrued but unpaid dividends). However, the conversion rate for shares of Series B-1 Contingent Preferred Stock is adjusted to account for stock splits, dividends, adjustments and other distributions on the AT Business’s common stock as if the Series B-1 Contingent Preferred Stock were common stock as of its original issue date.

Upon any liquidation, dissolution, or winding up of the AT Business, whether voluntary or involuntary, each share of Series B-1 Contingent Preferred Stock is entitled to a liquidation value

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

equal to $0.10 per share. After the distributions are provided to the Series C-1 Preferred stock, the holders of the Series B-1 Preferred, other than shares of Series B-1 Preferred that are Series B-1 Convertible Preferred, shall be entitled to be paid out.

Shares of Series B-1 Contingent Preferred Stock become Series B-1 Convertible Preferred Stock and are convertible into common stock to the extent that KRG realize gains (as defined in the amended and restated certificate of incorporation) on the disposition of company shares above certain defined internal rates of return. The Series B-1 Convertible Preferred Stock automatically converts into common stock immediately prior to a liquidation event. The conversion ratio is variable and is based on the internal rate of return achieved by KRG. Any remaining portion of the shares of Series B-1 Contingent Preferred Stock that were not qualified for conversion to common stock based on the extent that KRG realizes gains (as defined) are redeemed at the original issue price of $0.10 per share upon a liquidation event.

iii)	Series C-1 Redeemable Preferred Stock

The Series C-1 Redeemable Preferred Stock was issued to the owners of a prior acquisition on July 1, 2010 and is generally not entitled to a vote but is entitled to receive cumulative preferred dividends at a rate equal to 8% per year, compounded annually, based on an original issue price of $100.00 per share, as adjusted for any future stock splits, stock combinations, stock dividends or similar transactions, and are entitled to receive them in preference to the Series A-1 Redeemable Preferred Stock, Series A-2 Redeemable Preferred stock, Series A-3 Redeemable Preferred Stock, Series A-4 Redeemable Preferred Stock, Series A-5 Redeemable Preferred Stock, the Series B-1 Contingent Preferred Stock and Voting and Non-Voting Common Stock. Such dividends are to be paid in legally available funds if and when declared by the AT Business’s Board of Directors, or upon a liquidity event, as defined. At June 30, 2016, $2,316,675 of undeclared and unpaid dividends had accumulated. The AT Business has not recorded this amount as the dividends are contingently payable based on future events.

Upon any liquidation, dissolution, or winding up of the AT Business, the Series C-1 Preferred shall receive their liquidity value before any distribution or payment shall be made to the holders of any Series A-1 Preferred, Series A-2 Preferred, Series A-3 Preferred, Series A-4 Preferred, Series A-5 Preferred or Junior Securities.

Shares of Series C-1 Redeemable Preferred Stock are redeemable upon any liquidation event. Upon a liquidation event, each share of Series C-1 is entitled to a liquidation value equal to $100 per share, plus all accrued but unpaid dividends (as adjusted for any future stock splits, stock combinations, stock dividends or similar transactions) regardless of whether or not these amounts have been declared. However, upon any liquidation event occurring prior to the fifth anniversary of the issuance, the AT Business shall redeem the Series C-1 Preferred for an amount in cash equal to $5,803,735. If during the entire period from the issuance of the Series C-1 Preferred and ending on the fifth anniversary, the holder of the Series C-1 Preferred has remained as an employee or consultant of the AT Business, then, on the fifth anniversary date, the holder may cause the AT Business to redeem the Series C-1 Preferred for an amount in cash equal to $5,803,735. If not redeemed, then during the entire period from the fifth anniversary of the issuance of the Series C-1 Preferred and ending on the seventh anniversary, if the

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

holder of the Series C-1 Preferred has remained as an employee or consultant of the AT Business, then, on the seventh anniversary date, the holder may cause the AT Business to redeem the Series C-1 Preferred for an amount in cash equal to $6,770,000.

Stock Incentive Plan

In 2008, Vention adopted a stock incentive plan (the “Plan”) pursuant to which the Vention Board of Directors may grant stock options or shares in Vention Medical Holdings, Inc. to officers, directors, employees and service providers to Vention and its affiliates. For purposes of the carve-out statement of operations, the AT Business will include expenses associated with the Plan for employees of the AT Business. The costs of the Plan for employees serving in executive and corporate capacities were included in the corporate allocations as discussed in Note 14. For purposes of the carve-out balance sheet, the AT Business has included the liability of the Plan for employees of the AT Business and for employees in executive and corporate capacities.

To date, only stock options settleable in shares have been granted under the Plan. The number of shares available for issuance under the Plan is 50,000 shares of voting common stock, 275,000 shares of nonvoting common stock, and 250,000 shares of Series B-1 Contingent Preferred Stock. All awards vest and become exercisable no less than 20% per year for each of the first five years from the date of grant, and become fully exercisable after five years of service from the date of grant. All awards have a contractual life of 10 years. At June 30, 2016, there were 50,000 shares of voting common stock, 23,957 shares of nonvoting common stock, and 90,073 shares of Series B-1 Contingent Preferred Stock available for the AT Business to grant under the Plan. The granted stock options and non-vested Series B-1 Contingent Preferred Stock have been liability classified and marked to fair value at the end of each reporting period. These grants have been liability classified due to events whereby an employee terminates employment for any reason (other than death or disability), the AT Business may elect (in its sole discretion) to purchase such shares obtained as a result of a stock award (which the AT Business has historically done on occasion). The Series B-1 Contingent Preferred Shares are reclassified to equity after eighteen months have passed since the employee began bearing the risks and rewards of stock. In addition, the AT Business has an incentive bonus plan for certain senior executives upon a liquidation event.

The liability at June 30, 2016 and December 31, 2016 related to the options was $8,195,020 and $27,275,534 (unaudited), respectively. Share-based compensation expense was $4,241,845 for the fiscal year ended June 30, 2016 and $15,507,487 (unaudited) and $827,103 (unaudited) for the six months ended December 31, 2016 and 2015, respectively.

The fair value of each option award is estimated using the Black-Scholes-Merton option-pricing model. The weighted average assumptions for options outstanding at June 30, 2016 are provided in the following table. The AT Business uses the simplified method to estimate the expected term of the options. Since the AT Business’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at June 30, 2016.

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

2016
Valuations
Expected dividend yield	—%
Expected volatility	50%
Expected term (years)	6.5
Risk-free interest rate	1.01%

The fair value of the vested Series B-1 Contingent Preferred Stock was determined using a valuation model considering the likelihood of conversion and fair value of the common stock at June 30, 2016 to which the Series B-1 Contingent Preferred Stock is convertible into. As of June 30, 2016, the fair value of the Series B-1 Contingent Preferred Stock was de minimis.

Stock option activity for Vention during the periods indicated is as follows:

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

	Stock Options		Weighted
	for Common	Weighted	Average
	Stock	Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding—June 30, 2015	254,027	$18.23	6.3	$778,658
Granted	2,500	13.55	5.6	—
Exercised	(11,370)	0.25	2.8	—
Forfeited	(15,530)	36.47	6.0	—

Outstanding—June 30, 2016	229,627	$17.92	4.8	$9,363,841

Vested—June 30, 2016	180,337	$13.04	5.4	$6,810,512

	Stock Options		Weighted
	for Common	Weighted	Average
	Stock	Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Outstanding—June 30, 2016	229,627	$17.92	4.8	$9,363,841
Granted	—	—	—	—
Exercised	(1,600)	39.50	7.3	—
Forfeited	(2,000)	39.56	6.8	—

Outstanding—December 31, 2016	226,027	$17.58	4.4	$36,298,286

Vested—December 31, 2016	189,937	$14.40	5.3	$28,990,474

The total intrinsic value of stock options exercised during the fiscal year ended June 30, 2016 was $661,854. The total weighted-average grant date fair value for options granted during the fiscal year ended June 30, 2016 was $20.97. The fair value of shares vested during the fiscal year ended June 30, 2016 was $1,006,305.

The total intrinsic value of stock options exercised during the six months ended December 31, 2016 was $172,937. The fair value of shares vested during the six months ended December 31, 2016 was $1,414,197.

Contingent Preferred Stock activity during the periods indicated is as follows:

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Series B-1
Contingent
Preferred
Stock Number
of Shares
Outstanding—June 30, 2015	195,857
Granted	22,150
Exercised	(17,500)
Forfeited	(3,900)

Outstanding—June 30, 2016	196,607

Vested—June 30, 2016	129,865

Expected to vest—June 30, 2016	66,742

Series B-1
Contingent
Preferred
Stock Number
of Shares
(Unaudited)
Outstanding—June 30, 2016	196,607
Granted	—
Exercised	(1,200)
Forfeited	(300)

Outstanding—December 31, 2016	195,107

Vested—December 31, 2016	142,246

Expected to vest—December 31, 2016	52,861

10.	INCOME TAXES

For the fiscal year ended June 30, 2016, income before income taxes consisted of the following:

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Fiscal Year Ended
June 30, 2016
Income before income taxes:
Domestic	$5,800,550
Foreign	(607,948)

Total net income before income taxes	$5,192,602

Income tax expense (benefit) attributable to income before income taxes consisted of:

Fiscal Year Ended
June 30, 2016
Provision (benefit) for income taxes:
Current:
Federal	$2,940,569
State and local	384,714
Foreign	73,790

3,399,073
Deferred:
Federal	(1,295,615)
State and local	(257,946)
Foreign	(209,817)

(1,763,378)

Total provision for income taxes	$1,635,695

For the six months ended December 31, 2016, the AT Business recorded an income tax benefit of $3,974,497 (unaudited), an effective rate of 38.88%. The effective tax rate differs from the US statutory rate of 35% related primarily to state and local taxes and tax rate differences due to the mix of domestic and foreign earnings.

For the six months ended December 31, 2015, the AT Business recorded an income tax provision of $1,122,267 (unaudited), an effective rate of 34.08%. The effective tax rate differs from the US statutory rate of 35% related primarily to the Domestic Production Activities deduction, state and local taxes and tax rate differences due to the mix of domestic and foreign earnings.

The following table sets forth the reconciliation of the expected income tax expense based on the U.S. federal statutory rate to the actual income tax expense for the year ended June 30, 2016:

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

Fiscal Year Ended
June 30, 2016
Expected income tax expense	$1,817,411
Increase (reduction) in income taxes resulting from:
Nondeductible items	44,996
Domestic production activities deduction	(299,379)
Foreign tax rate differential in tax laws and rates	76,755
State income taxes, net of federal income tax benefit	259,788
Change in state rate	(177,389)
Other	(86,487)

$1,635,695

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2016 are presented below:

Fiscal Year Ended
June 30, 2016
Deferred tax assets:
Inventory write-down	$701,157
Accrued expenses	86,253
Accrued compensation	374,927
Tax credits	101,264
Stock compensation	3,022,323
Federal and state NOLs	114,399
Other deductible temporary differences	128,613

Total deferred tax asset	4,528,936
Valuation allowance	(114,399)

Total deferred tax asset	4,414,537
Deferred tax liabilities:
Property, plant, and equipment	(2,530,792)
Intangible assets	(10,187,396)
Deferred financing costs	(286,607)

Total deferred tax liability	(13,004,795)

Net deferred tax liability	$(8,590,258)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In addition, the AT Business recorded a valuation allowance on its Israeli net operating loss carryforward of $114,399 as such amounts are not realizable on a more likely-than-not basis. The amount of the deferred

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

In general, it is the practice and intention of the AT Business to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of June 30, 2016, the AT Business has not made a provision for U.S. or additional foreign withholding taxes on approximately $2.5 million of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

There is no balance of unrecognized tax benefits at June 30, 2016 so there are no potential benefits that if recognized would affect the effective rate on income from continuing operations. The AT Business records interest and penalties related to unrecognized tax benefits in income tax expense. As noted above no amounts were accrued or expensed as of June 30, 2016.

The AT Business, including its domestic subsidiaries, files combined federal and state income tax returns. For years before 2013, the AT Business is no longer subject to U.S. federal or state income tax examinations. As of June 30, 2016, tax years before 2012 of the AT Business are not subject to examination by the Ireland taxing authorities.

11.	RETIREMENT PLANS

The AT Business sponsors profit sharing plans, under which it makes discretionary contributions for eligible employees, and for which eligible employees can defer a portion of their annual compensation. Certain employee deferrals qualify for employer matching contributions. The plans cover eligible employees of the Vention’s collective bargaining unit and management staff. Contributions to the plans charged to operations were $647,382 for the year ended June 30, 2016 and $306,719 (unaudited) for the six months ended December 31, 2016.

12.	CONCENTRATION OF CREDIT RISK

At times during the period, the cash account balances may exceed federally insured limits. The AT Business maintains a significant portion of cash and cash equivalents in foreign countries. Deposits in foreign countries were $1,581,381 and $3,283,419 at June 30, 2016 and December 31, 2016 (unaudited), respectively.

Included in the AT Business’s combined balance sheet are net assets related to the AT Business’s foreign operations totaling approximately $9.7 million for the year ended June 30, 2016. Included in the AT Business’s combined statement of operations for the year ended June 30, 2016 are approximately $11.8 million of sales from the AT Business’s foreign operations.

The AT Business maintains one letter of credit totaling $50,000 which serves as security against one of its leases.

The AT Business provides credit in the normal course of business. In providing credit, the AT Business performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

on factors surrounding the credit risk of specific customers, historical trends, and other information.

For the year ended June 30, 2016, the AT Business’s largest customer generated approximately 14% of the net sales for the year and had accounts receivable balances of approximately $2,158,151. For the six months ended December 31, 2016, the AT Business’s largest customer generated approximately 14% (unaudited) of the net sales for the year and had accounts receivable balances of approximately $2,293,299 (unaudited). For the six months ended December 31, 2015, the AT Business’s largest customer generated approximately 14% (unaudited) of the net sales for the year and had accounts receivable balances of approximately $1,493,476 (unaudited).

13.	COMMITMENTS AND CONTINGENCIES

The AT Business has several non-cancelable operating leases, primarily for manufacturing facilities, equipment, office space, and warehouse space expiring on various dates through 2030. The building leases generally contain renewal options for periods ranging up to 15 years and require the AT Business to pay all executory costs such as maintenance and insurance. Rental payments include minimum rentals plus common area maintenance charges.

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rent expense for operating leases during fiscal year 2016 and the six months ended December 31, 2016 and 2015 was $2,783,859, $1,156,031 (unaudited), and $1,167,019 (unaudited), respectively.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 2016 are:

Operating Leases
Fiscal Year Ending June 30,
2017	$2,100,226
2018	1,751,298
2019	1,644,372
2020	1,534,194
2021	1,566,221
Thereafter	10,665,669

Total minimum lease payments	$19,261,980

Litigation

The AT Business may from time to time be involved in legal proceedings of various types arising in the normal course of business. While any litigation contains an element of uncertainty, management believes that the outcome of any such proceedings or claims which may be pending or known to be threatened will not have a material adverse effect on the combined financial statement or liquidity of the AT Business.

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

14.	RELATED-PARTY TRANSACTIONS

In the ordinary course of business, the AT Business previously entered into transactions with certain affiliates, primarily with Vention DMS and certain Vention stockholders. Such transactions consisted of the sale and purchase of products and certain other arrangements such as cash advances due from/to affiliates, management fees and lease arrangements. The AT Business’s results of operations also include allocations for certain support functions that were previously provided on a centralized basis by Vention, including expenses related to marketing, share-based compensation, software and IT, health insurance and other overhead expenses such as accounting, legal, and executive management. Vention refers to these expenses as corporate allocations and they have been allocated on the basis of direct usage when identifiable, with the remainder allocated on a proportional basis of sales, headcount and/or other relevant measures.

Corporate costs

The major components of allocable corporate costs included within the AT Business are as follows:

	Fiscal Year Ended	Six Months Ended
	June 30,	December 31,	December 31,
	2016	2016	2015
		(Unaudited)	(Unaudited)
Marketing	$523,477	$317,028	$218,605
Share-based compensation	4,241,845	15,507,487	827,103
Software/IT	419,661	208,581	205,752
Health insurance	410,436	156,483	9,703
Other corporate allocations	5,763,523	4,229,007	2,146,059

Total	$11,358,942	$20,418,586	$3,407,222

Total corporate costs recognized in cost of sales, selling, general and administrative expenses, and other expenses were as follows:

	Fiscal Year Ended	Six Months Ended
	June 30,	December 31,	December 31,
	2016	2016	2015
		(Unaudited)	(Unaudited)
Cost of sales	$2,083,683	$7,365,453	$381,144
Selling, general and administrative expenses	9,276,141	13,053,133	3,026,078
Other (income), net	(882)	—	—

Total	$11,358,942	$20,418,586	$3,407,222

Sales and purchases of product

Sales to affiliates include various production equipment, extrusions, balloons, tubing and catheters. The AT Business sold $3,436,009, $1,007,443 (unaudited), and $1,910,340 (unaudited) of product to affiliates, which is recognized in net sales, for the fiscal year ended June 30, 2016 and the six months ended December 31, 2016 and 2015, respectively. Related party receivables from affiliates were $556,833 and

VENTION ADVANCED TECHNOLOGIES BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

$456,361 (unaudited) at June 30, 2016 and December 31, 2016, respectively.

Purchases from affiliates include various production parts and materials as well as packaging equipment. The AT Business purchased $245,172, $173,543 (unaudited), and $239,028 (unaudited) of product from affiliates for the fiscal year ended June 30, 2016 and the six months ended December 31, 2016 and 2015, respectively. Related party payables to affiliates were $197,401 and $350,403 (unaudited) at June 30, 2016 and the six months ended December 31, 2016, respectively.

In addition to the items noted above, there are cash advances due from affiliates $0 and $950,000 (unaudited) at June 30, 2016 and December 31, 2016, respectively, which are recognized in accounts receivable-related parties. Cash advances due to affiliates are $0 and $1,777 (unaudited) at June 30, 2016 and December 31, 2016, respectively, and are recognized in accounts payable-related parties.

Other related party activity

The AT Business is party to a management agreement and pays a management fee to KRG, a stockholder of the AT Business. The management fees and expenses incurred for the fiscal year ended June 30, 2016 and the six months ended December 31, 2016 and 2015 were $819,082, $407,931 (unaudited), and $388,553 (unaudited), respectively, and are related to services provided for governance, strategic, and tactical planning and advice. Upon the acquisition of the AT Business by Nordson on March 31, 2017 (as disclosed in Note 1), the management agreement with KRG was terminated.

The AT Business leases manufacturing facilities, office, and warehouse space from a stockholder of the AT Business, and from a family member of one of the AT Business’s Directors. Rent expense on these facilities for the fiscal year ended June 30, 2016 and the six months ended December 31, 2016 and 2015 was $938,152, $457,236 (unaudited), and $444,589 (unaudited), respectively.

15.	SUBSEQUENT EVENTS

The AT Business has evaluated subsequent events from the balance sheet date through June 8, 2017, the date at which the combined financial statements were available to be issued. The AT Business drew down an additional $22,277,000 on their senior term loan (as disclosed in Note 7) and completed its acquisition of Lithotech on December 14, 2016 (as disclosed in Note 3). Nordson completed its acquisition of the AT Business on March 31, 2017 (as disclosed in Note 1).